Exhibit 99.1
Statement on the Zimmer NexGen® CR-Flex Porous Femoral Component
Zimmer’s NexGen® CR-Flex Porous Femoral component was the subject of a study of 108 patients (“The High Failure Rate of a High-Flex Total Knee Arthroplasty Design”) by Drs. Berger and Della Valle of Rush University Medical Center. According to the published abstract, Drs. Berger and Della Valle revised 9 (8.3%) patients for femoral loosening and pain. The study also reported that 39 (36%) patients showed evidence of radiographic loosening and that “[l]oosening and revision were not related to surgeon, approach or patient type.”
The NexGen CR-Flex Porous component has a strong track record of clinical success. According to the 2009 Australian National Joint Replacement Registry report, Zimmer’s NexGen cementless total knee arthroplasty (TKA) components recorded the lowest revision rate (reported as revisions per 100 observed component years) of all major cementless TKA systems utilized in the market (0.5 revisions per 100 observed component years). Of the 7,100 implantations using the NexGen CR Porous or NexGen CR-Flex Porous systems since 2004, revisions were reported for 120 patients, representing a revision rate of 1.7%, inclusive of all components and reasons for revision.
The performance of the NexGen CR-Flex Porous Femoral component in the Australian National Joint Registry and in Zimmer’s post-market surveillance activities demonstrates that it is a safe and effective product when used as indicated in the surgical technique. More than 150,000 NexGen CR and NexGen CR-Flex Porous Femoral components have been sold since 2003. Sales of the NexGen CR-Flex Porous component represented approximately 2% of the company’s knee revenues in 2009.

2009 Australian National Joint Replacement Registry
Table KT24: Revision Rates of Primary Total Knee Replacement with Cementless Fixation

Femoral	Tibial	N Revised	N Total	Obs. Years	Revisions per	Exact 95% Cl
Component	Component				100 Obs. Yrs

Active Knee	Active Knee	94	2864	9639	1.0	(0.79, 1.19)
Advance	Advance	17	303	1415	1.2	(0.70, 1.92)
Advantim	Advantim	8	666	2752	0.3	(0.13, 0.57)
Duracon	Duracon	86	3249	12892	0.7	(0.53, 0.82)
Genesis II	Mobile Bearing Knee	15	474	2641	0.6	(0.32, 0.94)
LCS	LCS	111	2311	13802	0.8	(0.66, 0.97)
LCS	MBT	305	12019	33869	0.9	(0.80, 1.01)
Maxim	Maxim	20	577	3111	0.6	(0.39, 0.99)
Natural Knee II	Natural Knee	45	899	4419	1.0	(0.74, 1.36)
Natural Knee II	Natural Knee II	46	1509	5604	0.8	(0.60, 1.09)
Nexgen	Nexgen	120	7100	23964	0.5	(0.42, 0.60)
Nexgen LPS	Nexgen	7	323	509	1.4	(0.55, 2.83)
PFC Sigma	Coordinate	22	1201	3910	0.6	(0.35, 0.85)
PFC Sigma	MBT	59	1420	3987	1.5	(1.13, 1.91)
Profix	Profix	32	1072	3801	0.8	(0.58, 1.19)
RBK	RBK	65	2451	7330	0.9	(0.68, 1.13)
Rocc	Rocc	6	333	497	1.2	(0.44, 2.63)
Rotaglide Plus	Rotaglide Plus	14	362	1644	0.9	(0.47, 1.43)
Scorpio	Scorpio/Series 7000	129	4009	13178	1.0	(0.82, 1.16)
Triathlon	Triathlon	16	1677	1680	1.0	(0.54, 1.55)
Other (47)		209	2107	5702	3.7	(3.19, 4.20)

TOTAL		1426	46926	156347	0.9	(0.87, 0.96)

Note: Only prostheses with over 300 procedures have been listed.